UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2004 (December 13, 2004)

GTx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	005-79588	62-1715807
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

3 N. Dunlap Street
3rd Floor, Van Vleet Building
Memphis, Tennessee 38163
(901) 523-9700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement.

     On December 13, 2004, GTx, Inc. entered into a Purchase Agreement with Orion Corporation. GTx and Orion are parties to a Toremifene License and Supply Agreement dated March 30, 2000, as amended, governing the parties’ rights and obligations with respect to the research, development, commercialization and manufacture of certain pharmaceutical products based on the toremifene compound.

     The Purchase Agreement enables GTx, Inc. to purchase all remaining rights to toremifene in the U.S. and additional rights in all other countries. Toremifene is the active component in ACAPODENE™ (Toremifene Citrate), a product candidate that GTx is developing in late stage clinical trials for two separate indications in men’s health. The acquisition, which is expected to close by year-end, will make GTx the sole licensee of toremifene in the United States. Toremifene has been approved by the FDA for the treatment of metastatic breast cancer and has been marketed under the name FARESTON® (Toremifene Citrate) by Shire Pharmaceuticals Group plc under license from Orion. Additionally, as part of the acquisition, GTx’s Toremifene License and Supply Agreement with Orion is being expanded to give GTx exclusive rights to toremifene in all indications in the U.S. and all indications except breast cancer in all other countries.

ITEM 7.01 Regulation FD Disclosure.

     On December 14, 2004, GTx, Inc. announced that it has signed an agreement with Orion Corporation to purchase all remaining rights to toremifene in the U.S., including rights to FARESTON®, and additional rights in all other countries. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
Number	Description
99.1	Press Release issued by GTx, Inc. dated December 14, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Date: December 14, 2004	By:	/s/ Henry P. Doggrell
		Name:	Henry P. Doggrell
		Title:	General Counsel/Secretary